Exhibit 10.1

April 10, 2024

Arkhouse Management Co. LP
106 W. 56th Street, 17th Floor
New York, NY 10019
Attention: Messrs. Gavriel Kahane & Jonathon Blackwell

Ladies and Gentlemen:

Macy’s, Inc. (the “Company”), on the one hand, and Arkhouse Management Co. LP, (“Arkhouse Management”), on its own behalf and on behalf of each of the parties listed on Schedule A hereto and its and their respective Affiliates (together with Arkhouse Management “Arkhouse,” and individually, a “Member” of Arkhouse), on the other hand, have mutually agreed to the terms contained in this letter agreement (this “Agreement”). For purposes of this Agreement, we refer to each of the Company and Arkhouse as a “Party” and, collectively, as the “Parties.”

1.                  Withdrawal of Nomination Notice and Section 220 Demands. Concurrently with and effective upon the execution of this Agreement by the Company and Arkhouse Management (the time of such execution, the “Effective Time”), Arkhouse agrees that it will be deemed to have irrevocably withdrawn (i) the notice of nomination of candidates for election to the board of directors of the Company (the “Board”) and stockholder proposals to be presented at the Company’s 2024 annual meeting of shareholders (the “2024 Annual Meeting”), submitted to the Company on February 14, 2024, and (ii) the demands made pursuant to Section 220 of the General Corporation Law of the State of Delaware (the “DGCL”), by letter dated February 28, 2024.

2.                  Director Appointments; Board Actions.

(a)               The Board shall take and has taken all action necessary in accordance with the Company’s Amended and Restated By-Laws (the “By-Laws”) and the DGCL to appoint Richard Clark and Richard L. Markee (together, the “Designees”) as members of the Board, in each case with an initial term expiring at the 2024 Annual Meeting, with such appointments to be effective as of the Effective Time. The Board slate for the 2024 Annual Meeting (i) shall not include more nominees in the aggregate than there are seats on the Board at the 2024 Annual Meeting and (ii) shall include each of the Designees.

(b)               The Company will use all reasonable efforts to cause the election of the Designees at the 2024 Annual Meeting including by, among other things, (i) nominating each of the Designees for election at the 2024 Annual Meeting, (ii) listing in its proxy statement and on its proxy card the Designees as Board-recommended candidates for election as directors of the Company at the 2024 Annual Meeting, together with the other candidates included in the Company’s slate of nominees recommended by the Board in the Company’s proxy materials for election as directors of the Company at the 2024 Annual Meeting, (iii) recommending that the

Company’s stockholders vote in favor of the election of such individuals (including the Designees) and (iv) soliciting proxies and votes in favor of each of them for election in a manner no less rigorous and favorable than the manner in which the Company supports the other director nominees recommended by the Board.

(c)               The Designees will be subject to the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties (as set forth under Delaware law), codes of conduct, trading and disclosure policies (including the Company’s insider trading policy), director resignation policy, stock ownership guidelines and other governance guidelines and policies of the Company as other members of the Board, as amended from time to time (collectively, the “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-employee members of the Board. The Company shall make available to the Designees copies of all Company Policies not publicly available on the Company’s website. At all times while a Designee is serving as a member of the Board, Arkhouse (i) acknowledges that such Designee shall not be entitled without the advance permission by due authorization of the Board to disclose any confidential information of the Company and/or its subsidiaries to (x) Arkhouse, any Member of Arkhouse or any “Affiliate” or “Associate” (for purposes of this Agreement, as each is defined in Rule 12b-2 promulgated by the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of each such Member of Arkhouse or (y) any other person not affiliated with the Company, including, without limitation, any competitor of the Company or any of its subsidiaries, and (ii) agrees that each Member of Arkhouse shall not, and shall cause Arkhouse not to, seek to obtain confidential information of the Company and/or its subsidiaries from any Designee.

3.                  Finance Committee. The Board shall take and has taken all action necessary in accordance with the By-Laws and the DGCL to (a) appoint each of the Designees as a member of the Finance Committee of the Board (the “Finance Committee”), with such appointments to be effective as of the Effective Time, and the composition of the full Finance Committee as of the Effective Time shall be as set forth on Exhibit A to this Agreement, and (b) delegate to the Finance Committee the oversight of the evaluation, review and consideration of the non-binding proposal submitted by Arkhouse Management and Brigade Capital Management, LP (“Brigade”) to acquire all of the outstanding common stock of the Company that such parties do not already own (as such proposal may be amended from time to time) (the “Acquisition Proposal”) and make recommendations to the full Board in respect of the Acquisition Proposal or any alternatives thereto. The appointment of the Designees as members of the Finance Committee and the delegation described in clause (b) of the foregoing sentence shall remain in full force and effect until the earlier of (i) 12:01 a.m. Eastern Time on the fifteenth day prior to the period during which shareholders of the Company are permitted, pursuant to the terms of the By-Laws, to deliver notices of nomination of candidates for election to the Board at the Company’s 2025 annual meeting of shareholders (the “2025 Annual Meeting”) (it being understood that the Company shall issue a public announcement of the date of the 2025 Annual Meeting at least 75 calendar days prior the date of the 2025 Annual Meeting) and (ii) 12:01 a.m. Eastern Time on the day that is 120 days prior to the first anniversary of the 2024 Annual Meeting (the earlier of the dates described in the foregoing clauses (i) and (ii), the “Sunset Date”).

4.                  Certain Restrictions. Until the Sunset Date, Arkhouse will not, and will cause its Affiliates, Associates, managing members, principals, partners, directors, officers and employees not to, and will direct its agents and representatives not to (at Arkhouse’s direction or on Arkhouse’s behalf), directly or indirectly, alone or in concert with others, absent prior written consent by the Board: (i) call or advocate for a meeting of the Company’s stockholders or action by written consent, (ii) call or advocate for (including through any “withhold” or similar campaign) the removal of any member of the Board, (iii) advocate for the election or appointment to, or representation on, the Board or nominate or formally or publicly propose the nomination of any candidate to the Board, except as expressly set forth in Section 2 of this Agreement, or (iv) engage in any solicitation of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents.

5.                  Press Release. The Parties agree that the Company (i) will issue a press release in the form attached to this Agreement as Exhibit B (the “Press Release”) promptly following the Effective Time (and in any event within one (1) business day after the Effective Time) and (ii) will file with the SEC a Current Report on Form 8-K disclosing its entry into this Agreement, with a copy of this Agreement and the Press Release attached as exhibits (such filing, the “Form 8-K”). The Company agrees that Arkhouse will have a reasonable opportunity to review the Form 8-K in advance of such filing and that the Company will consider in good faith any changes requested by Arkhouse to the Form 8-K. Neither the Company nor Arkhouse shall issue any press release or make any public statement or announcement regarding this Agreement or the matters discussed in this Agreement, or take any action in connection with this Agreement that is not specifically contemplated by this Agreement that would require public disclosure, in each case, prior to the issuance of the Press Release without the prior written consent of the other Party.

6.                  Expenses. The Company shall reimburse Arkhouse for all of its out-of-pocket costs, fees and expenses incurred by or on its behalf in connection with Arkhouse’s pursuit of its proxy contest and related matters; provided that (i) the aggregate amount of Arkhouse’s reimbursable costs, fees and expenses pursuant to this Agreement shall not exceed the amount that has been agreed between the Parties, and (ii) notwithstanding anything to the contrary, the Company shall not be obligated to reimburse Arkhouse for any fees paid to the Designees by or on behalf of Arkhouse.

7.                  Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages would not be an adequate remedy for such a breach. It is accordingly agreed that each Party shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, each of the terms hereof. Each Party agrees to waive any bonding requirement under any applicable law, in the event that any other Party seeks to enforce the terms by way of equitable relief.

8.                  Applicable Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each of the Company and Arkhouse irrevocably and unconditionally (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, Delaware, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such matter, the federal, or other state courts located in Delaware, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iii) agrees that any actions or proceedings to enforce this Agreement or otherwise arising out of or in connection with this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action to enforce this Agreement or otherwise arising out of or in connection with this Agreement in any court other than the aforesaid courts. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by applicable law as sufficient service of process shall be valid and sufficient service thereof.

9.                  Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

10.              Termination. This Agreement will terminate upon the Sunset Date. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 7 through 14 of this Agreement shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

11.              Fiduciary Duties. Nothing in this Agreement will be deemed to require the violation of the fiduciary duties of any director of the Company (including each of the Designees) under Delaware law in the director’s capacity as such.

12.              No Third-Party Beneficiaries; No Waiver. This Agreement is solely for the benefit of the Company and Arkhouse and is not enforceable by any other persons. No Party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other Party, and any assignment in contravention hereof will be null and void. No failure or delay by any Party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

13.              Notice. All notices, approvals and other communications to be given to any Party under this Agreement and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) if given by email, when such email is transmitted to the email address set forth below, or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 13:

If to the Company:

Macy’s, Inc.

151 West 34th Street

New York, NY 10001

Attention: Tracy M. Preston

Email: tracy.preston@macys.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: David A. Katz, Esq.; Elina Tetelbaum, Esq.
Email: DAKatz@wlrk.com; ETetelbaum@wlrk.com

If to Arkhouse:

Arkhouse Management Co. LP

106 W. 56th Street, 17th Floor

New York, NY 10019

Attention: Gavriel Kahane; Jonathon Blackwell; Paul Acquasanta

Email: gavriel@arkhousefund.com; jon@arkhousefund.com;

paul@arkhousefund.com

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attention: Richard M. Brand, Esq.; Kiran Kadekar, Esq.

E-mail: Richard.Brand@cwt.com; Kiran.Kadekar@cwt.com

14.              Entire Agreement. This Agreement, the confidentiality agreement, dated as of March 6, 2024, by and between Arkhouse Management and the Company (the “220 Confidentiality Agreement”), and the confidentiality agreement, dated as of March 19, 2024, by and among Arkhouse Management, Brigade and the Company (the “Subsequent Confidentiality Agreement”), contain the entire understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter of this Agreement; provided that, for the avoidance of doubt, this Agreement shall not supersede the 220 Confidentiality Agreement or the Subsequent Confidentiality Agreement, each of which shall survive and continue in full force and effect in accordance with its terms following the execution and delivery of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and Arkhouse Management.

[Signature Page Follows]

If the terms of this Agreement are in accordance with your understanding, please sign below and this Agreement will constitute a binding agreement among us.

MACY’S, INC.

By:	/s/ Tracy M. Preston
Name: Tracy M. Preston
Title: Chief Legal Officer and Secretary

Acknowledged and agreed to as of the date

first written above:

Arkhouse Management Co. LP,

on behalf of each person listed on Schedule A hereto

By:	/s/ Jonathon Blackwell
Name: Jonathon Blackwell
Title: Managing Partner

SCHEDULE A

LIST OF ARKHOUSE PARTIES

Arkhouse Value Fund I LP

Arkhouse Value Fund II LP

Arkhouse Co-Investment III LP

Arkhouse Equity Investors LLC

Arkhouse Equities Fund LLC

Arkhouse Value Fund GP LLC

Arkhouse Co-Investment III GP LLC

Arkhouse Real Estate Activism Fund MM LLC

Arkhouse Manager LLC

Arkhouse Management Co. LP

Arkhouse GP LLC

Jonathon Blackwell

Gavriel Kahane

George Hebard

EXHIBIT A

FINANCE COMMITTEE COMPOSITION AS OF THE EFFECTIVE TIME

Marie Chandoha

Naveen Chopra

Richard Clark

Jill Granoff

William H. Lenehan

Richard L. Markee

Paul C. Varga (Chair)

EXHIBIT B

PRESS RELEASE

**Included as Exhibit 99.1 to this Current Report on Form 8-K**